UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 20, 2006
PROGRESSIVE GAMING INTERNATIONAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

NEVADA (State or Other Jurisdiction of Incorporation)	000-22752 (Commission File Number)	88-0218876 (I.R.S. Employer Identification No.)
920 Pilot Road
Las Vegas, Nevada 89119
(Address of Principal Executive Offices)
(702) 896-3890
(Registrants telephone number, including area code)
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
     On April 20, 2006, Progressive Gaming International Corporation (the “Company”) completed the first of two expected phases of securing a credit facility with an affiliate of Cerberus Capital Management, L.P., Ableco Finance LLC, for completing its minority investment in Magellan Technology Pty., Ltd., and for general working capital purposes. Phase one was a $10 million facility which was completed on April 20, 2006. The second phase is expected to consist of a $22.5 million facility, to replace the first phase, and is expected to be completed within the next 90 days and is intended to be available to retire another tranche of the Company’s high yield debt. The Company is continuing to evaluate other alternatives to retire the remainder of its high yield debt.
     For a description of the terms of the first phase facility, see Item 2.03 below, which is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On April 20, 2006, the Company signed a definitive Financing Agreement for a $10 million senior secured term loan due April 19, 2007 with an affiliate of Cerberus Capital Management L.P., Ableco Finance LLC, as a lender and Collateral Agent and certain other lenders from time to time party thereto. Each of the Company’s active domestic subsidiaries has guaranteed all obligations of the Company under the new facility.
     Outstanding principal under the facility will bear interest at the prime rate of interest (currently 7.75%) plus 2.25%. Underwriting fees related to the facility equal 3.5% of the total principal and warrants to purchase 200,000 shares of the Company’s common stock. The terms of the new facility require the Company to comply with certain financial covenants covering senior debt leverage ratio, total debt leverage ratio, minimum EBITDA, minimum cash and certain negative covenants.
     A copy of the Financing Agreement will be filed with the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Progressive Gaming International Corporation
	By:	/s/ Michael A. Sicuro
Date: April 26, 2006		Michael A. Sicuro
Executive Vice President, Chief Financial Officer, Secretary and Treasurer